Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date:	July 7, 2026	/s/ John P. Calamos
John P. Calamos, Sr.

CALAMOS ADVISORS LLC

Date:	July 7, 2026	/s/ John P. Calamos
		By:	John P. Calamos
		Title:	Global Chief Investment Officer

CALAMOS FAMILY PARTNERS, INC.

Date:	July 7, 2026	/s/ John P. Calamos
		By:	John P. Calamos
		Title:	President